Exhibit 99.1

NEWS

One Horizon Group’s Banana Whale Studios

Announces Launch of ‘Limitless’ Game Engine

LONDON and SINGAPORE – July 10, 2018 – One Horizon Group, Inc. (NASDAQ: OHGI) today announced that its majority-owned subsidiary Banana Whale Studios Pte, Ltd. (“BWS”) in June launched its all new game engine, ‘Limitless,’ enabling support and operation of BWS’ games for their licensed operators.

BWS built ‘Limitless’ from the ground up specifically to provide an end-to-end solution including player transaction records and features ‘Pulse,’ BWS’ proprietary data analytics platform. With live access to player data, BWS monitors and manages business Key Performance Indicators (“KPIs”) with real-time insight.

Analysis of player behavior, demographic and device usage data enables BWS to continuously refine and model the development of new content and its delivery moving forward. It’s fast, intelligent, infinitely scalable and supports all types of BWS’ real-time gaming products across mobile and web-based platforms and provides licensed partners with a dedicated environment and seamless wallet integration.

Just since launching ‘Limitless’ last month, 1,765,480 game rounds have been completed by users of BWS’ licensed content (with of a peak of 9,462 real money transactions in one hour in the first week of July). This puts BWS ahead of its earlier financial forecast for 2018 and BWS’ five newest titles have been well received by licensees and operators with more than 50,000 game plays since launch in mid-June.

BWS will release an additional series of new game titles in July in line with the Company’s plans to expand its portfolio to an impressive fifty game titles by year-end. In addition to launching in new markets, BWS continues to gain market share in Southeast Asia.

“It’s been a busy few months at BWS and we’re elated to be growing the team in accordance with our expansion plan for 2018,” said Sargon Petros, CEO of Banana Whale Studios. “With impressive demand for our unique style of games from new partners, we will deliver our portfolio to additional markets and a broader audience. It’s a very exciting time for BWS and a testament to the skill, hard work and meticulous planning of the entire team that has got us to this point.”

“We are pleased with the rapid integration of BWS into the OHGI family of companies and we are now working with BWS to support the development of a number of branded games through licensing opportunities provided by OHGI,” said Mark White, Founder and CEO of OHGI. “We are thrilled with the revenue growth that we are experiencing and we are very proud that we have been able to see BWS generate additional revenue following its launch of ‘Limitless’ so quickly post-acquisition.”

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a media and technology acquisition company, which is the majority owner of Banana Whale Studios, a B2B software provider in the $100+ billion-dollar gaming industry focusing on innovation and next generation games and entertainment. OHGI also owns LOVE MEDIA HOUSE, a full-service music production, artist representation and digital media business and an Asia-based secure messaging business and is the majority owner of 123Wish, a mobile app-based celebrity experience company. For more information, please visit: www.onehorizoninc.com.

Darrow Associates Contacts for OHGI

Bernie Kilkelly/Jordan Darrow

(516) 236-7007

bkilkelly@darrowir.com